Exhibit 10.1

PERSONAL AND CONFIDENTIAL

February 4, 2025

James G. Kelly

Dear Mr. Kelly,

Congratulations on your appointment as the next President and Chief Executive Officer of NCR Voyix. We are pleased to present you with this amended offer of employment (this “Employment Letter”) to memorialize the terms of your appointment.

Employer (Legal Entity):

NCR Voyix Corporation (the “Company”)

Position:

President and Chief Executive Officer.

In connection with your appointment as President and Chief Executive Officer, you will continue to serve on the Board of Directors of the Company (the “Board”), however, as of the Effective Date, you will step down from your position as Executive Chair of the Board.

Reporting To:

The Board

Location:

Atlanta, GA

Effective Date:

February 4, 2025

Base Salary:

As of the Effective Date, your annual base salary will be adjusted to US$700,000, less deductions and withholdings required or authorized by law, subject to annual review by the Compensation and Human Resources Committee of the Board (the “Committee”).

Management Incentive Plan - MIP:

You will continue to participate in the Management Incentive Plan (“MIP”), subject to the terms of the MIP. The MIP is an annual bonus program with a payout that varies based on the Company’s results and your individual performance; it is payable in the first calendar quarter following the plan year.

Commencing as of the Effective Date, you will be eligible to receive an annual target bonus of 125% of your base salary for each fiscal year, payable in cash (with base salary for 2025 based on your annual rate of pay as the Company’s President and Chief Executive Officer), pursuant to the MIP.

Please note that the MIP guidelines are subject to change from time to time, which will be determined at the discretion of the Committee. You must be a current employee at the time of payment in order to receive the bonus payout.

Long-term Equity Incentive program (LTI) for 2025 and beyond:

You will continue to participate in the Long-Term Incentive (“LTI”) Equity Award Program. For 2025 your target incentive award will be US$5,425,000 and comprised of a mixture of time and performance-based awards, as determined by Committee in its sole discretion. LTI equity awards are not guaranteed and are generally granted during February of each year, subject to approval by the Committee.

You must be a current employee of the Company on the applicable grant date in order to be eligible to receive any LTI equity award. Other award terms are set forth in the plan governing these awards, and you must electronically accept the award agreement each time one is made in order to be eligible to receive its benefits.

Compensation Subject to Company Clawback Policies:

Any cash bonuses, equity-based awards or other incentive compensation will be subject to any clawback policies or provisions applicable to other executive officers of the Company.

Vacation/Holidays:

Under the Company’s vacation policy, you are entitled to receive paid vacation days and holidays consistent with the terms of the policy as in effect from time to time.

Executive Severance Benefits:

You will participate in the NCR Voyix Corporation 2024 Executive Severance Plan (the “Severance Plan”), in accordance with the applicable terms of such plan; provided, that all cash severance payments to which you may become entitled to under the Severance Plan will be paid in three equal annual installments during the Restricted Period (as defined in Appendix A of this Employment Letter), payable on each of the first three anniversaries of your termination of employment and subject to Section 4.02 of the Severance Plan.

Notwithstanding the foregoing, your LTI equity-based incentive awards will fully vest following either: (i) a Qualifying Termination (as defined under the Severance Plan) or (ii) your voluntary retirement following your attainment of both: (A) age sixty-five (65) and (B) completion of at least five (5) years of combined employment and board service for the Company, or any other combination of age and employment and board service that equals seventy (70) and subject to you providing six-months’ notice of intent to retire. Notwithstanding the foregoing, LTI awards granted within twelve (12) months of retirement will not be eligible for retirement vesting.

All eligible time-based awards will vest immediately on a Qualifying Termination or retirement. All eligible performance-based awards will fully vest on the conclusion of the performance period and based on the Company’s actual performance during such performance period.

In determining whether a Qualifying Termination has occurred under the Severance Plan and your LTI awards, “Good Reason” means the occurrence, without your written consent, of any of following events: (i) the assignment to you of duties inconsistent with your position (including offices, titles and reporting relationships), authority, duties, responsibilities, or any other diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by you; (ii) the Company requiring you to be based at any office or location that is more than fifty (50) miles distant from the location of your principal place of employment; (iii) a material breach of the terms of this Employment Letter or your individual equity award agreements; or (iv) a material reduction in your base salary, target MIP or LTI grant; provided, however, that your termination of employment shall not be deemed to be for Good Reason unless (x) you have notified the Company in writing describing the occurrence of one or more Good Reason events within ninety (90) days of such occurrence, (y) the Company fails to cure such Good Reason event within thirty (30) days after its receipt of such written notice, and (z) your termination of employment occurs within one- hundred eighty (180) days after the occurrence of the applicable Good Reason event. Your continued employment during the applicable notice and cure periods set forth above will not constitute consent to, or waiver of rights with respect to, any act or failure to act constituting Good Reason. In addition, the Company’s placement of you on a paid leave for up to ninety (90) days, pending the determination of whether there is a basis to terminate you for Cause (as defined in the Severance Plan), will not constitute a Good Reason event.

Benefits:

You are eligible to continue to participate in and receive benefits under the employee benefit and insurance plans, programs or arrangements available to similarly situated executives of the Company, subject to and consistent with the terms, conditions and overall administration of each such benefit plan, program or arrangement in place from time-to-time.

Reimbursement of Business Expenses:

The Company will reimburse you for any expenses reasonably and necessarily incurred by you during your employment with the Company in furtherance of your duties, including travel, meals and accommodations, subject to your compliance with the Company’s policies with respect to reimbursement of business expenses and provision of supporting receipts as in effect from time to time.

No Conflicts:

As a condition of your employment, you agree to devote substantially all of your business time and attention to the performance of your duties to the Company; provided that you may engage in outside business activities as permitted by the Company’s Corporate Governance Guidelines or as approved by the Board from time to time. You will also avoid conflicts of interest consistent with the Company’s Code of Conduct.

Variations:

The Company reserves the right to make reasonable changes to any of the terms of your employment. You will be notified in writing of any changes as soon as possible and in any event within one month of the change.

This offer of employment is contingent upon your agreement to the conditions of employment outlined in this Employment Letter.

In addition, this offer is also contingent upon your agreement to and execution of the Restrictive Covenants Agreement attached hereto as Appendix A, which contains non-competition, customer non-solicitation and employee non-recruitment/hiring obligations in furtherance of the compensation and benefits set forth herein.

This Employment Letter supersedes and completely replaces any prior oral or written communication concerning the subject matters addressed in this letter. This Employment Letter is not an employment contract and should not be construed or interpreted as containing any guarantee of continued employment or employment for a specific term.

Please indicate your decision on this offer of employment by electronically signing all offer documentation. Please also save/print a copy of the offer documentation for your files.

Sincerely,

/s/ Jane Elliott

By: Jane Elliott

Its: Executive Vice President and Chief Human Resources Officer

Date: February 4, 2025

Accepting this Offer of Employment:

You certify to the Company that you are not subject to a non-competition agreement or any other post-employment restrictive covenants that would preclude or restrict you from performing the duties of the position that the Company has offered you in this Employment Letter. We also advise you of the Company’s strong policy of respecting the confidential information and intellectual property rights of other companies. You should not bring with you to your position any documents or materials designated as confidential, proprietary or trade secret by another company, nor in any other way breach any proprietary information, confidentiality, non- competition or similar agreement to which you are a party and that remains in effect while you are employed by the Company.

You further acknowledge that this Employment Letter and Appendix A reflect the general description of the terms and conditions of your employment with the Company, and is not a contract of employment for any definite duration of time. For the avoidance of doubt, your employment relationship with the Company will be at-will, meaning that either you or the Company may terminate the employment relationship with or without cause at any time. Notwithstanding the foregoing, should you resign from your employment, you will give the Company thirty (30) days’ prior written notice.

By signing below, you acknowledge that you have read and understand the foregoing information relative to the Company’s terms and conditions of employment and understand that your employment offer is conditioned upon their satisfaction.

Acknowledged and Agreed:

/s/ James G. Kelly

By: James G. Kelly

Date: February 4, 2025

Appendix A

Restrictive Covenants Agreement

This Restrictive Covenants Agreement (this “Agreement”), dated as of February 4, 2025, is entered into by and between NCR Voyix Corporation (together with its subsidiaries, the “Company”) and James G. Kelly (“Executive”) as a material condition of the compensation and benefits provided to Executive as set forth in that certain employment letter, dated February 4, 2025 (the “Employment Letter”). The Company and Executive are each sometimes referred to herein as a “Party” and, collectively, as the “Parties.” Capitalized terms used but not defined herein shall have the meaning ascribed to them in the Employment Letter.

The Company has expended substantial time, effort and resources to develop and protect its trade secrets and confidential information, its relationships with current and prospective customers, and its investment in recruiting and training its employees. Executive acknowledges that the nature of Executive’s position with the Company gives Executive access to the Company’s trade secrets and confidential information and the opportunity to develop relationships with the Company’s current and prospective customers and employees, and that the Company would be irreparably harmed if such information and relationships were used to unfairly compete with the Company. Therefore, in consideration of Executive’s employment, access to the Company’s customers, trade secrets and confidential information, and other good and valuable consideration, including the LTI equity awards and Executive Severance Benefits provided in the Employment Letter (collectively, the “Restrictive Covenant Payments”), the receipt and sufficiency of which are hereby acknowledged, Executive and the Company agree as follows:

1.  Non-Disclosure of Confidential Information. Except as necessary for the performance of Executive’s job responsibilities or otherwise provided by Section 1(b) below, Executive shall not, either directly or indirectly, without the prior written consent of the Company, disclose, access, use, share, publish, or in any other manner reproduce, in whole or in part, the Company’s Confidential Information. For purposes of this Agreement, “Confidential Information,” which includes trade secrets, shall mean any information not generally known or readily ascertainable by the Company’s competitors and/or the public. Confidential Information includes, but is not limited to, the proprietary information of the Company, its subsidiaries, business affiliates, vendors, customers and clients, such as their financial records and projections, inventions, company strategies, employee information, research, technology, intellectual property rights, and information about pricing and customer preferences. Information may constitute Confidential Information regardless of whether it is written or unwritten, in hard copy or electronic form, and regardless of whether it is specifically identified or labeled as “confidential” (or with a similar term). Confidential Information does not include information already in the public domain or information which has been dedicated to or released to the public by the Company.

(a)  Executive understands that the nondisclosure of Confidential Information obligation shall apply during the period of Executive’s employment and/or service with the Company and for five (5) years thereafter or, if longer, for such duration that the information qualifies as a trade secret under applicable law. In the event Executive is requested or required pursuant to any legal, governmental, or investigatory proceeding or process or otherwise to disclose any Confidential Information, Executive agrees to promptly notify the Company in writing prior to disclosing any such Confidential Information (unless such notice would be prohibited by law) so that the Company may seek a protective order or other appropriate remedy (at the sole cost of the Company). Executive agrees to cooperate with the Company (at the sole cost of the Company) to preserve the confidentiality of such Confidential Information consistent with applicable law or court order and to use Executive’s best efforts to limit any such disclosure to the minimum disclosure necessary to comply with such law or court order.

(b)  Executive understands that, notwithstanding his non-disclosure of Confidential Information obligation, Executive is not prohibited from (i) voluntarily communicating with his attorney, (ii) making any disclosure of relevant and necessary information or documents in any action, investigation, or proceeding relating to this Agreement or as required by law or legal process, including with respect to possible violations of the law, (iii) participating, cooperating or testifying in any action, investigation or proceeding with, or communicating with, the Securities and Exchange Commission (“SEC”), the Equal Employment Opportunity Commission, the National Labor Relations Board, the Department of Labor, the Occupational Safety and Health Administration, or any other federal, state or local governmental agency or commission, or self-regulatory organization (each a “Governmental Agency”), (iv) seeking or accepting a SEC whistleblower award as provided under Section 21F of the Securities Exchange Act of 1934 or any other Governmental Agency awards, monetary damages or other relief in connection with protected whistleblower activity, or (iv) making other disclosures to Government Agencies that are protected under the whistleblower provisions of any applicable law, rule or regulation. Executive is not required to notify the Company that Executive has engaged in conduct contemplated by this provision and may do so without risk of being held liable by the Company for liquidated damages or other financial penalties. Executive also understands that this non- disclosure provision does not interfere with, restrain, or prevent employee communications with each other regarding wages, hours, or other employment terms and conditions. Furthermore, Executive acknowledges that he has been notified that, under the Defend Trade Secrets Act: (A) no individual will be held criminally or civilly liable under federal or state trade secret law for disclosure of a trade secret that is (y) made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and made solely for the purpose of reporting or investigating a suspected violation of law or (z) made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal so that it is not made public; and (B) an individual who pursues a lawsuit for retaliation by an employer for reporting a suspected violation of the law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal, and does not disclose the trade secret, except as permitted by court order. Nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by such section.

(c)  All documents and materials relating to the Company and its operations are and shall be the sole property of the Company. Upon the termination of Executive’s employment or service with the Company, or upon the Company’s request at any time, Executive shall promptly (i) deliver to the Company all Company property in Executive’s possession or control (including any electronically stored information), (b) delete all Company data stored on any electronic devices or other storage media (including web-based email) that are not owned by the Company but within Executive’s possession or control, and (c) produce for inspection any personal electronic devices that Executive has used for work-related purposes and permit the Company to delete all Company data from such devices.

2.  Intellectual Property. For purposes of this Agreement, “Company Intellectual Property” or “Company IP” shall mean any and all creations, inventions, methods or processes, designs, works of authorship, information or materials, improvements, developments, or any other innovations or technology that Executive, at any time during his employment at the Company (whether alone or with any other person), discover, conceive, create, reduce to practice, produce, make, or develop: (a)(i) with the use of, or based on, any Confidential Information or any supplies, equipment, property, or systems, or at any facilities or on any property, of the Company, or (ii) that arises or results from Executive’s employment or work at or for the Company or relates to any of its business, operations, methods or processes, products (including software), services, or solutions (collectively, “Technology”), and (b) all intellectual property rights arising or resulting therefrom (“IPR”). Executive agrees and acknowledges that all Technology shall be considered a “work made for hire” as provided under the United States Copyright Act, 17 U.S.C. Section 101, et seq., and together with the IPR, is exclusively owned by and the sole and exclusive property of the Company. Executive hereby irrevocably assigns to the Company all Company IP. Executive shall immediately disclose all Technology to the Company in writing. Executive agrees to provide the Company with all assistance reasonably required to perfect and support the Company’s ownership and rights in, and to maintain, protect, and enforce, its rights, title and interests in and to the Company IP, including signing any related documentation. Executive agrees and acknowledges that, except as provided by law, no remuneration, compensation, any other right or obligation is or may become due to Executive in respect to his compliance with the terms of this Section.

3. Restrictive Covenants.

(a)  Pursuant to Executive’s employment with the Company, Executive will have access to, and knowledge of, Confidential Information not known to, or readily ascertainable by, the public and the Company’s competitors and that gives the Company a competitive advantage. Executive acknowledges that, whether for his own benefit or the benefit of others, any unauthorized use, transfer, or disclosure of the Confidential Information can place the Company at a competitive disadvantage and cause damage, financial and otherwise, to its business. Executive further acknowledges that, because of his access to and knowledge of the Confidential Information, Executive will be in a position to compete unfairly with the Company following the termination of his employment.

(b)  For the purpose of protecting the Company’s business interests, including the Confidential Information, goodwill and stable trained workforce of the Company, Executive agrees that, during his employment or service with the Company and for a three (3) year period following the termination date of Executive’s employment or service for any reason (the “Termination Date” and such period, the “Restricted Period”), Executive will not, without the prior written consent of the Company’s Board of Directors:

(i)  Non-Recruit/Hire - Directly or indirectly (including by assisting third parties) recruit, hire or solicit, or attempt to recruit, hire or solicit any person who is on, or within six (6) months before, the date of such prohibited conduct an employee of the Company with whom Executive had contact to terminate such employee’s employment with the Company (each a “Covered Employee”), or otherwise interfere with the relationship between the Company and any Covered Employee; provided, however, that nothing in this Section shall preclude Executive or any other person or entity with whom Executive is associated from conducting any general solicitation or general advertisement of employment for employees in newspapers, trade publications, websites or other media, so long as such advertisements are not targeted specifically at Covered Employees, or engaging recruiters to conduct general employee search activities so long as such recruiters have been instructed not to, and do not, specifically solicit any Covered Employees.

(ii)  Non-Solicitation - Directly or indirectly (including by assisting third parties) solicit or attempt to solicit the business of any Company customers or prospective customers with which Executive had Material Contact (as defined below) during the last two (2) years of his employment or service with the Company for purposes of providing Competing Products/Services (as defined below)).

(iii)  Non-Competition - Perform services or contribute knowledge, directly or indirectly, as an employee, consultant, contractor, owner, advisor, agent, partner, shareholder, officer or member of a board of directors to a Competing Organization (as defined below) anywhere within the Restricted Territory; provided, however, that nothing in this Section shall prohibit Executive from (A) passively owning of up to two percent (2%) of the outstanding stock of any class of securities of any publicly-traded corporation on a national securities exchange or in the over-the-counter market, or (B) during the post-termination portion of the Restricted Period, being employed or engaged by any person or entity where such work would not involve any level of strategic, advisory, technical, creative, sales or other activity similar to that which Executive provided to the Company (acknowledging that Executive’s role requires Executive to engage in strategic, managerial and business development activity), or is in connection with an independent business line of such person or entity that is wholly unrelated to the Competing Products/Services and the Confidential Information (subject to protocols to prevent Executive from disclosing Confidential Information..

(iv)  Non-Disparagement. During Executive’s employment or service with the Company and at all times thereafter, except as otherwise provided in Section 1(b) above, Executive shall not, directly or indirectly, take any action, or encourage others to take any action, to disparage or criticize the Company, any of its employees or officers, and/or its affiliates or their respective products and services.

(c)  The following definitions apply to the restrictive covenants set forth above:

(i)  “Material Contact” shall mean the contact between Executive and each customer or prospective customer (a) with which Executive dealt on behalf of the Company, (b) whose dealings with the Company were coordinated or supervised by Executive, (c) about whom Executive obtained Confidential Information in the ordinary course of business as a result of his association with the Company, and/or (d) who receives products or services authorized by the Company, the sale or provision of which, with regard to prospective customers, results, resulted, or would have resulted in compensation, commissions, or earnings for Executive;

(ii)  “Competing Products/Services” shall mean any products, services, solutions, platforms, or activities that compete with the products or services produced, provided or engaged in by the Company, including Board-approved products, services or activities in the planning or development stage (for purposes of the post-termination portion of the Restricted Period, at any time during the two (2) years prior to termination of Executive’s employment or service with the Company;

(iii)  “Competing Organization” shall mean any person, business or organization that sells, researches, develops, manufactures, markets, consults with respect to, distributes and/or provides referrals regarding one or more Competing Products/Services; and

(iv) “Restricted Territory” shall mean (any state, county, city, municipality, or other locale in the United States or any other country or jurisdiction in which the Company conducts business operations (for purposes of the post-termination portion of the Restricted Period, at any time during the two (2) year period prior to the Termination Date).

4. Consideration. Executive acknowledges that Executive would not receive the benefits and consideration provided under the Employment Letter but for Executive’s consent to abide by the restrictive covenants set forth in this Agreement, and Executive’s agreement to the same is a material component of the consideration for this Agreement and Executive’s employment with the Company.

5. Remedies. Executive agrees that, a breach of any of the restrictive covenants set forth in this Agreement would cause irreparable harm to the Company, the exact amount of which would be difficult to determine, and that the remedies at law for any such breach would be inadequate. Accordingly, if Executive breaches any of the restrictive covenant provisions of this Agreement, (a)(i) the Company shall have no obligation to continue making any further Restrictive Covenant Payments and all LTI equity awards shall be automatically forfeited and terminated and (ii) Executive shall, to the maximum extent permitted by applicable law, be required to repay to the Company within thirty (30) days of written notice of the breach any Restrictive Covenant Payments previously paid or delivered to Executive, plus the value of any gains realized from the exercise or sale of any LTI equity awards that vested during the twelve (12) months preceding the breach; and (b) the Company will also be entitled to an accounting and repayment from Executive of all profits, compensation, commissions, remuneration or benefits that Executive (and/or the applicable Competing Organization) directly or indirectly have realized or may realize as a result of or in connection with any such breach. Without limiting the foregoing, in the event of a breach or threatened breach of any of the restrictive covenant provisions set forth in this Agreement, the Company may, in addition to other rights and remedies available at law or in equity, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce or prevent any violations of the provisions hereof (without posting a bond or other security), and Executive hereby agrees to waive the defense in any such suit that the Company has an adequate remedy at law. In any action for injunctive relief, the prevailing Party will be entitled to collect reasonable attorneys’ fees and other reasonable costs from the non-prevailing Party.

6. Subsequent Employment. Executive agrees that, while employed by the Company and for three (3) years thereafter, Executive shall communicate the contents of this Agreement to any person, firm, association, partnership, corporation or other entity which Executive intends to become employed by, contract for, associated with or represent, prior to accepting and engaging in such employment, contract, association and/or representation.

7. Tolling. Executive agrees that the Restricted Period shall, to the maximum extent permitted by law, be tolled and suspended during and for the pendency of any violation of its terms and for the pendency of any legal proceedings to enforce any of the restrictive covenants set forth in this Agreement, and that all time that is part of or subject to such tolling and suspension shall not be counted toward the three (3) year duration of the Restricted Period.

8. Reasonable and Necessary. Executive agrees that the restrictive covenants set forth in this Agreement are reasonable and necessary for the protection of the Company’s legitimate business interests, that they do not impose a greater restraint than is necessary to protect the goodwill or other business interests of the Company, that they contain reasonable limitations as to time and scope of activity to be restrained, that they do not unduly restrict Executive’s ability to earn a living, and that they are not unduly burdensome to Executive.

9. Severability; Reformation. Each section and clause of this Agreement constitutes an entirely separate and independent restriction and the duration, extent and application of each of the restrictions are no greater than is necessary for the protection of the Company’s interests. If any part or clause of this Agreement is held illegal, unenforceable or invalid for any reason by a court of competent jurisdiction or arbitrator, it shall be severed and shall not affect any other part of this Agreement, which shall be enforced as permitted by law; provided, however, that the Parties intend that any such illegal, unenforceable or invalid be reformed or otherwise modified by such court or arbitrator to render it valid and enforceable to the fullest extent permitted by law.

10. Governing Law; Venue. This Agreement is governed by and is to be construed in accordance with the laws of the State of Georgia, irrespective of its choice-of-law rules. Any action arising under or related to this Agreement must be filed exclusively in the state or federal courts in Georgia and each of the Parties hereby consents to the jurisdiction and venue of such courts. Executive hereby waives personal service of any summons, complaint or other process and agrees that mailing of process or other papers to Executive’s mailing address as reflected in the Company’s personnel records or in such other manner as may be permitted by applicable law shall be valid and sufficient service thereof.

11. WAIVER OF JURY TRIAL. TO THE FULLEST EXTENT PERMITTED BY LAW, THE PARTIES HEREBY WAIVE ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR OTHER LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT.

12. Entire Agreement; Modification. This Agreement constitutes the entire agreement between the Parties with respect to the issues addressed in this Agreement and, for the avoidance of doubt, this Agreement supersedes any similar provision in any prior agreement between the Parties, including any employment agreement, offer letter, consulting agreement and confidentiality, proprietary information or restrictive covenant agreement. Notwithstanding Section 9 above, no provision of this Agreement may be modified or waived except in writing signed by Executive and a duly authorized representative of the Company, which must specifically reference this Agreement and the provision that the Parties intend to waive or modify.

13. Assignment. Executive may not assign, in whole or in part, this Agreement or any of the obligations herein, and any purported assignment by Executive shall be null and void from the initial date of purported assignment. The Company may assign this Agreement to one or more of its affiliates or to any successor to the business and/or assets of the Company. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns.

14. Construction. This Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. As used herein, the phrase “including” means “including, but not limited to” or “including, without limitation” in each instance. “Or” is used in the inclusive sense of “and/or.” The headings in this Agreement are for reference only, and do not in any way affect the meaning or interpretation of this Agreement.

15. Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, and all of which together will constitute one document. This Agreement may be executed and delivered through an electronic signature or acknowledgment.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first written above.

EMPLOYEE	NCR Voyix Corporation

By:
Print name:		Jane Elliott

Executive Vice President and Chief Human Resources Officer

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